Exhibit 99.1

Contact:

Brian E. Powers, President and Chief Executive Officer

CRAWFORD UNITED CORPORATION

10514 Dupont Avenue, Suite 200

Cleveland, Ohio 44108

216-243-2449

July 31, 2025
FOR IMMEDIATE RELEASE

Crawford United Corporation Announces Second Quarter 2025 Results

●	Earnings per share of $1.44 for the quarter and $2.32 year-to-date
●	Sales of $46.9 million for the quarter, an increase of 24.5% from the prior year quarter
●	Net income of $5.1 million for the quarter and $8.3 million year-to-date
●	EBITDA As Defined[1] of $9.3 million for the quarter and $16.1 million year-to-date

CLEVELAND, OHIO, July 31, 2025 – Crawford United Corporation (OTC: CRAWA), a growth-oriented holding company serving diverse markets, today reported results for the quarter ended June 30, 2025.

For the quarter ended June 30, 2025, sales were $46.9 million compared with $37.6 million in the same period in 2024, an increase of 24.5%. In the quarter, the Company recorded operating income of $7.3 million compared with operating income of $5.1 million in the same quarter of the prior year, an increase of 43.3%. Net income was $5.1 million, or $1.44 per fully diluted share, compared to $3.3 million or $0.92 per fully diluted share, in the second quarter of 2024, an increase of 56.2%. EBITDA As Defined was $9.3 million in the quarter compared to $6.7 million in the same quarter of the prior year, an increase of 39.4%.

For the year-to-date period ended June 30, 2025, sales were $90.2 million compared with $76.1 million in the same period in 2024, an increase of 18.5%. For the 2025 year-to-date period, the Company recorded operating income of $12.2 million compared with operating income of $9.7 million in the same period of the prior year, an increase of 26.1%. Net income was $8.3 million, or $2.32 per fully diluted share, compared to $6.3 million or $1.77 per fully diluted share, in the same period of 2024, an increase of 31.5%. EBITDA As Defined was $16.1 million in the year-to-date period compared to $13.4 million in the same period of the prior year, an increase of 20.6%.

Brian Powers, President and CEO, stated, “Our sales, gross margin, net income, earnings per share and EBITDA As Defined all reached record highs this quarter. We are pleased with the ongoing success of our business model and remain confident in our ability to achieve long-term strategic priorities. Crawford United is well positioned to pursue opportunities for increased revenue and profitability, always with an eye towards additional acquisitions."

About Crawford United Corporation.

Crawford United Corporation is a growth-oriented holding company providing specialty industrial products to a wide range of industries, including healthcare, aerospace, transportation and energy. The company currently operates two business segments and produces a diverse portfolio of complex, highly-engineered products for customers who demand American-made quality. The Commercial Air Handling Equipment segment is a leader in designing, manufacturing, and installing large-scale commercial, institutional and industrial air handling solutions, as well as high quality HVAC coils, primarily for hospitals and universities. The Industrial & Transportation Products segment provides highly complex precision components and coatings to customers in the aerospace and defense industries, as well as a full line of branded metal, silicone, plastic, rubber, hydraulic, marine and fuel hose products. For more information, go to www.crawfordunited.com.

Information about Forward Looking Statements.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements made regarding the company’s future results. Generally, these statements can be identified by the use of words such as “guidance,” “outlook,” “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements, or other statements made by the Company, are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors (including, but not limited to, those specified below) which are difficult to predict and, in many instances, are beyond the control of the Company. As a result, actual results of the Company could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) shortages in supply or increased costs of necessary products, components or raw materials from the Company’s suppliers; (b) availability shortages or increased costs of freight and labor for the Company and/or its suppliers; (c) actions that governments, businesses and individuals take in response to public health crises, including mandatory business closures and restrictions on onsite commercial interactions; (d) conditions in the global and regional economies and economic activity, including slow economic growth or recession, inflation, currency and credit market volatility, reduced capital expenditures and changes in government trade, fiscal, tax and monetary policies, in particular the impact of any protectionist trade policies and related tariffs; (e) adverse effects from evolving geopolitical conditions, such as the military conflicts in Ukraine and the Middle East; (f) the Company's ability to effectively integrate acquisitions, and manage the larger operations of the combined businesses, (g) the Company's dependence upon a limited number of customers and the aerospace industry, (h) the highly competitive industries in which the Company operates, which includes several competitors with greater financial resources and larger sales organizations, (i) the Company's ability to capitalize on market opportunities in certain sectors, (j) the Company's ability to obtain cost effective financing and (k) the Company's ability to satisfy obligations under its financing arrangements, and the other risks described in “Item 1A. Risk Factors” in our Annual Report Form 10-K and the Company’s subsequent filings with the SEC.

Brian E. Powers

President & CEO

216-243-2449

bpowers@crawfordunited.com

“Crawford United has a great future behind it.”

1 EBITDA As Defined is a Non-GAAP financial measure. Please refer to the definition and table at the end of this release for a reconciliation of EBITDA As Defined to net income.

CRAWFORD UNITED CORPORATION

Consolidated Income Statement (Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,

	2025		2024		2025		2024
Sales	$46,854,462	100%	$37,636,088	100%	$90,168,573	100%	$76,075,727	100%
Cost of sales	32,332,734	69%	27,224,773	72%	63,585,220	71%	55,419,379	73%
Gross Profit	14,521,728	31%	10,411,315	28%	26,583,353	29%	20,656,348	27%

Operating Expenses:
Selling, general and administrative expenses	7,191,273	15%	5,295,134	14%	14,360,044	16%	10,966,077	14%
Operating Income	7,330,455	16%	5,116,181	14%	12,223,309	13%	9,690,271	13%

Other Expense and (Income):
Interest charges	308,916	1%	304,057	1%	635,540	1%	541,898	1%
Loss on investments	—	0%	261,389	1%	—	0%	379,466	1%
Other expense	69,307	0%	(5,557)	0%	420,962	0%	66,706	0%
Total Other Expense	378,223	1%	559,889	2%	1,056,502	1%	988,070	2%
Income before Income Taxes	6,952,232	15%	4,556,292	12%	11,166,807	12%	8,702,201	11%

Income tax expense	1,822,383	4%	1,272,836	3%	2,905,923	3%	2,421,860	3%
Net Income	$5,129,849	11%	$3,283,456	9%	$8,260,884	9%	$6,280,341	8%

Net income per common share
Basic	$1.44		$0.93		$2.33		$1.78
Diluted	$1.44		$0.92		$2.32		$1.77

Weighted average shares outstanding
Basic	3,551,932		3,540,656		3,550,131		3,536,834
Diluted	3,559,717		3,552,513		3,555,355		3,545,473

CRAWFORD UNITED CORPORATION

Supplemental Non-GAAP Financial Measures (Unaudited)

EBITDA As Defined is a non-GAAP financial measure that reflects net income before interest expense, income taxes, depreciation and amortization, and also excludes certain charges and corporate-level expenses as defined in the Company's current revolving credit facility. The Company presents this non-GAAP financial measure because management uses EBITDA As Defined to assess the Company's performance and believes that EBITDA As Defined is useful to investors as an indication of the Company's compliance with its financial covenants in its revolving credit facility. Additionally, EBITDA As Defined is a measure used under the Company's revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA As Defined is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income or cash flow information calculated in accordance with GAAP. EBITDA As Defined herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income to EBITDA As Defined:

	Three Months Ended		Six Months Ended		TTM Ended
	June 30,		June 30,		June 30,

	2025	2024	2025	2024	2025
Net income	$ 5,129,849	$ 3,283,456	$ 8,260,884	$ 6,280,341	$ 15,578,509
Addback:
Interest charges	308,916	304,057	635,540	541,898	1,091,399
Income tax expense	1,822,383	1,272,836	2,905,923	2,421,860	4,531,312
Depreciation and amortization	1,172,282	975,086	2,348,287	2,005,380	4,477,267
Stock-based compensation expense	248,074	232,225	232,026	844,579	696,475
Amortization of right of use assets	609,802	327,683	1,210,618	781,352	1,861,398
Loss (Gain) on investments in equity securities	-	261,389	-	379,466	(12,059)
Non-recurring acquisition-related expenses	21,998	23,588	528,244	112,651	1,068,401

EBITDA As Defined	$ 9,313,304	$ 6,680,320	$ 16,121,522	$ 13,367,527	$ 29,292,702